Exhibit 99.1

For immediate release: 4 March 2009

Malcolm Wall to step down from Virgin Media

Virgin Media today announced that Malcolm Wall, Chief Executive of its Content division, has decided to leave the company to pursue other business interests.

Since joining the company in 2006, Malcolm has led Virgin Media Television’s evolution in a fast-changing and highly competitive market. As well as driving the development of well-established channels, including Living, Challenge, Bravo and Trouble, he has overseen the launch of Virgin1 and successfully taken these channels into the online world.

Malcolm has also served as Chairman of UKTV, Virgin Media’s joint venture with BBC Worldwide, working closely with the company’s management team to revitalise its channel line-up.

Malcolm has led the development of Virgin Media’s subscription TV service, with innovative packaging deals, such as the inclusion of premium sporting action from Setanta Sports in a basic pay TV package and the expansion of Virgin Media’s market leading video on-demand service, which now offers over 4,600 hours of programming.

During his time with Virgin Media, Malcolm has also been closely involved in the company’s regulatory strategy.

Malcolm will leave the company at the beginning of April. An announcement about the future management of Virgin Media Television and Virgin Media’s subscription TV services will be made in due course.

Commenting on Malcolm’s departure, Virgin Media CEO Neil Berkett said: “Malcolm’s long experience in broadcasting, combined with an acute understanding of the changes that are taking place in the industry, have helped steer our content business into the digital age. On behalf of Virgin Media, I wish him every success for the future.”

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Contacts:

Media:
Matt Ridsdale	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk